Exhibit 99.1

Matlin & Partners Acquisition Corporation Announces
Intent to Adjourn Special Meeting of Stockholders to Approve Initial Business Combination with U.S. Well Services, LLC

NEW CANAAN, CT– October 31, 2018 – Matlin & Partners Acquisition Corporation (NASDAQ: MPAC, MPACU, MPACW) (“MPAC”) today announced that it intends to adjourn, without conducting any business, its special meeting in lieu of the 2018 annual meeting of stockholders of MPAC (the “special meeting”) to be held with respect to its proposed business combination (the “business combination”) with U.S. Well Services, LLC (“USWS”), in light of recent market volatility and public announcements by USWS. The special meeting was previously scheduled for November 1, 2018 at 9:00 a.m., local time, at Matlin & Partners Acquisition Sponsor LLC, 520 Madison Avenue, 35th Floor, New York, New York 10022 and will be convened at that time and location in order to adjourn the special meeting.

MPAC intends to reconvene the special meeting at 4:00 p.m., local time, on Friday, November 2, 2018, at Matlin & Partners Acquisition Sponsor LLC, 520 Madison Avenue, 35th Floor, New York, New York 10022. The record date for the special meeting, October 5, 2018, will not change as a result of the adjournment.

At the special meeting, holders of MPAC’s Class A Common Stock, par value $0.0001 per share, and Class F Common Stock, par value $0.0001 per share, will be asked to approve and adopt the previously announced Merger and Contribution Agreement, dated as of July 13, 2018 (the “Merger and Contribution Agreement”), and the transactions contemplated thereby, including the business combination, and to approve the other proposals described in the definitive proxy statement for the special meeting.

About USWS

U.S. Well Services, LLC’s Clean Fleet ® technology provides one of the first fully electric, fully mobile well stimulation system powered by natural gas fueled by locally supplied field gas or alternative natural gas sources. USWS’ patented Clean Fleet technology dramatically decreases sound pollution, which is vital in this day and age as well as generates exceptional operational cost savings. For more information visit: www.uswellservices.com.

About MPAC

Matlin & Partners Acquisition Corporation is a special purpose acquisition company incorporated in March 2016 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

MPAC’s strategy is to identify and acquire a business that is misvalued in an industry impacted by market dislocation or regulatory uncertainty, and whose market value and operating results can be positively affected by its management team.

Additional Information About The Business Combination And Where To Find It

MPAC has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with the proposed business combination and other matters and mailed the definitive proxy statement and other relevant documents to its stockholders as of the record date for the special meeting. MPAC’s stockholders and other interested persons are advised to read the definitive proxy statement and any amendments thereto in connection with MPAC’s solicitation of proxies for the special meeting of stockholders to be held to approve, among other things, the proposed business combination, because these documents contain important information about MPAC, USWS and the proposed business combination. MPAC’s stockholders may also obtain a copy of the definitive proxy statement, as well as other documents filed with the SEC by MPAC, without charge, at the SEC’s website located at www.sec.gov or by directing a request to Matlin & Partners Acquisition Corporation, 520 Madison Avenue, 35th Floor, New York, New York Attention: General Counsel, or by telephone at (212) 651-9525.

Participants in the Solicitation

MPAC and its directors and executive officers, USWS and its directors and executive officers, and other persons may be deemed to be participants in the solicitations of proxies from MPAC's stockholders in respect of the proposed business combination. Information regarding MPAC's and USWS’ directors’ and executive officers’ participation in the proxy solicitation and a description of their direct and indirect interests are contained in the definitive proxy statement related to the proposed business combination, which can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements with respect to the completion of the transactions contemplated by the Merger and Contribution Agreement as well as the revised date of the special meeting. Accordingly, forward-looking statements should not be relied upon as representing MPAC's or USWS’ views as of any subsequent date, and neither MPAC nor USWS undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger and Contribution Agreement; (2) the outcome of any legal proceedings that may be instituted against USWS or MPAC following announcement of the proposed business combination and related transactions; (3) the inability to complete the transactions contemplated by the Merger and Contribution Agreement due to the failure to obtain approval of the stockholders of MPAC or satisfy other conditions to the closing of the proposed business combination; (4) the ability to obtain or maintain the listing of MPAC’s common stock on the Nasdaq Capital Market following the proposed business combination; (5) changes in applicable laws or regulations; (6) the possibility that USWS or MPAC may be adversely affected by other economic, business, and/or competitive factors; and (7) other risks and uncertainties identified in the definitive proxy statement to filed by MPAC in connection with the proposed business combination, including those under “Risk Factors” therein, and other factors identified in MPAC’s prior and future filings with the SEC, available at www.sec.gov.

No Offer or Solicitation

This news release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No portion of USWS’ website is incorporated by reference into or otherwise deemed to be a part of this news release.

Contacts

Meaghan Repko / Aaron Palash / Greg Klassen

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449